UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RACKSPACE HOSTING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Rackspace Hosting, Inc.
1 Fanatical Place
San Antonio, TX 78218

SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
RACKSPACE HOSTING, INC.
TO BE HELD ON NOVEMBER 2, 2016

        This proxy statement supplement, dated October 24, 2016 (which we refer to as this "Supplement"), supplements the proxy statement dated September 30, 2016 (which we refer to as the "Proxy Statement "), in connection with the solicitation of proxies by the Board of Directors (which we refer to as the "Rackspace Board") of Rackspace Hosting, Inc. (which we refer to as "Rackspace") for use at the Special Meeting of Stockholders (which we refer to as the "Special Meeting") to be held Wednesday, November 2, 2016, at Rackspace's Corporate Headquarters, 1 Fanatical Place, San Antonio, TX 78218, at 8:30 a.m., Central time.

        The purpose of this Supplement is to provide supplemental information concerning the Special Meeting and the matters to be considered at the Special Meeting. If information in this Supplement differs from or updates information contained in the Proxy Statement, then the information in this Supplement is more current and supersedes the different or updated information contained in the Proxy Statement. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

        Terms used in this Supplement that are not defined in this Supplement have the meanings given to them in the Proxy Statement.

Supplemental Disclosures

The following supplemental disclosure replaces the paragraph appearing under the caption "Employment Arrangements Following the Merger" on page 74 of the Proxy Statement:

        As of the date of this Supplement, none of Rackspace's executive officers have (1) had discussions with representatives of Apollo Management regarding their potential roles with the surviving corporation following the consummation of the merger; (2) reached an understanding on potential employment or other retention terms with the surviving corporation or with Apollo Management, Parent or Merger Sub; or (3) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Apollo Management, Parent or Merger Sub following the consummation of the merger.

        Prior to the effective time of the merger, Apollo Management, Parent or Merger Sub may have discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention of certain of Rackspace's employees, to be effective as of the effective time of the merger.

The second full paragraph on page 44 of the Proxy Statement is replaced with the following:

        Also on June 24, 2016, Rackspace entered into a letter agreement with Morgan Stanley pursuant to which Morgan Stanley will receive a fee of $4 million for the services described above.

A new paragraph following the seventh paragraph on page 46 of the Proxy Statement is added as follows:

        Rackspace understands that, in response to the various news reports regarding a potential transaction, including those mentioning Apollo as a potential acquirer, representatives of Searchlight Capital Partners, L.P. and its affiliated investment funds (which we refer to as "Searchlight") contacted representatives of Apollo and advised that Searchlight would be interested in making a minority equity investment in the acquired company on the same economic terms as Apollo on a pro rata basis and as an active participant in the acquired company with representation on the Rackspace Board.

The following sentence is added to the end of the first full paragraph on page 47 of the Proxy Statement:

        Throughout this period, through Goldman Sachs and in coordination with Apollo, Searchlight conducted requisite due diligence and reviewed the current terms of the draft merger agreement.

The last paragraph on page 52 of the Proxy Statement is replaced with the following:

        Goldman Sachs also (1) held discussions with members of the senior management of Rackspace regarding their assessment of the past and current business operations, financial condition and future prospects of Rackspace; (2) reviewed the reported price and trading activity for shares of common stock; (3) compared certain financial and stock market information for Rackspace with similar information for certain other companies the securities of which are publicly traded but, because such companies were not sufficiently comparable to Rackspace, determined such analysis was not relevant to Goldman Sachs' financial analysis of the proposed transaction; (4) reviewed the financial terms of certain recent business combinations in the data center industry, technology infrastructure industry and other industries; and (5) performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

The last paragraph on page 54 of the Proxy Statement is replaced with the following:

        Goldman Sachs performed illustrative analyses of the implied present value of the future price per share, which were designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of (1) the company's estimated forward free cash flow yield (which we refer to as "Forward FCF Yield") and an assumed price to Forward FCF Yield per share multiple and (2) Rackspace's Enterprise Value (which is defined as the equity value, calculated using the number of fully diluted shares of common stock, as provided by Rackspace management, plus total debt, less total cash and cash equivalents) (which we refer to as "EV") as a one year forward multiple of Adjusted EBITDA (as defined in the section of this proxy statement captioned "—Financial Forecasts"), and which multiple we refer to as "Forward EV/EBITDA"). For these analyses, Goldman Sachs used the Forecasts for each of the fiscal years 2016 to 2019 and the number of fully diluted shares as provided to Goldman Sachs by Rackspace management. Goldman Sachs first calculated illustrative implied future equity values per share of common stock at year-end for each of the years 2016 to 2019 using the FCF Yield per share set forth in the Forecasts for those years by calculating a Forward FCF Yield range using a Forward FCF yield range of 5.5% to 8.5%. Goldman Sachs selected a Forward FCF Yield range of 5.5% to 8.5% based upon several factors, including the historical trading activity of Rackspace. Goldman Sachs then discounted the implied year-end 2016 to 2019 equity values back to August 3, 2016, using an illustrative discount rate of 11.79%, reflecting an estimate of Rackspace's cost of equity. In addition, Goldman Sachs calculated illustrative implied future equity values per share of common stock at year-end for each of the years 2016 through 2019 using the next-twelve month Adjusted EBITDA set forth in the Forecasts for those years by applying Forward EV/EBITDA multiples ranging from 3.8x to 5.5x to the applicable next-twelve month Adjusted EBITDA Forecasts. Goldman Sachs selected Forward EV/EBITDA multiples ranging from 3.8x to 5.5x based upon several factors, including the historical trading activity of Rackspace. Goldman Sachs then discounted the implied year-end 2016 to 2019 equity values back to August 3, 2016, using an illustrative discount rate of 11.79%, reflecting an estimate of Rackspace's cost of equity.

The paragraph below the caption "Illustrative Discounted Cash Flow Analysis" on page 55 of the Proxy Statement is replaced with the following:

        Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Rackspace. Using discount rates ranging from 9.5% to 11.00%, reflecting estimates of Rackspace's weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2016, (1) estimates of unlevered free cash flow for Rackspace for the years 2016 through 2020 as reflected in the Forecasts; and (2) a range of the terminal values for Rackspace, which were calculated by applying perpetuity growth rates ranging from 1.00% to 3.00% to a terminal year estimate of the free cash flow to be generated by Rackspace, as reflected in the Forecasts. Goldman Sachs used the range of discount rates from 9.5% to 11% derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The applied discount rates ranging from 9.5% to 11% were based upon Goldman Sachs' judgment of an illustrative range based upon the above analysis. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Rackspace by adding the ranges of present values it derived above. Goldman Sachs then subtracted the amount by which Rackspace's indebtedness exceeded its cash as of June 30, 2016, as provided by Rackspace management, from the range of illustrative enterprise values it derived for Rackspace to derive a range of illustrative equity values for Rackspace. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Rackspace, as provided by Rackspace management, to derive a range of illustrative present values per share of common stock ranging from $23.67 to $35.37.

The last paragraph on page 56 of the Proxy Statement is replaced with the following:

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Rackspace, Apollo Management or any of their respective affiliates and third parties, including Apollo Management, an affiliate of Apollo Management and any of its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Rackspace in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs expects to receive fees for its services in connection with the transaction, the principal portion of which is contingent upon consummation of the transaction, and Rackspace has agreed to reimburse certain of its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Rackspace and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as book runner with respect to the issuance of its 6.500% senior notes due 2024 (aggregate principal amount $500 million) in November 2015. During the two year period ended August 26, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to Rackspace and its affiliates of approximately $1,700,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to AGM and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Athlon Energy, a portfolio company of funds affiliated with AGM, in connection with its sale in November 2014; as co-manager with respect to the offering by Protection One, Inc. and ASG Security, portfolio companies of funds affiliated with AGM, of first and second lien term loan facilities (aggregate principal amount $1.355 billion) in May 2015; as financial advisor to AGM in connection with the sale of Great Wolf Resorts, a portfolio company of funds affiliated with AGM, in May 2015; as joint bookrunner with respect to the issuance by EP Energy LLC, a portfolio company of funds affiliated with AGM, of its 6.375% senior unsecured notes due 2023 (aggregate principal amount $800 million) in July 2015; as financial advisor to Gala Coral Group Limited, a portfolio company of funds affiliated with AGM, in connection with its pending merger announced in July 2015; and as joint bookrunner with respect to the issuance by Norwegian Cruise Line Holdings Limited, a portfolio company of funds affiliated with AGM, of its 4.625% senior unsecured notes due 2020 (aggregate principal amount $600 million) in November 2015. According to Goldman Sachs, during the two year period ended August 26, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to AGM and/or to its affiliates and portfolio companies (which may include companies that are not controlled by AGM) of approximately $38.6 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Rackspace, Parent and their respective affiliates and AGM and its affiliates and portfolio companies, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with AGM and its affiliates from time to time and may have invested in limited partnership units of affiliates of AGM from time to time and may do so in the future.

The chart entitled "Forecasts" appearing in the subsection captioned "Financial Forecasts" on page 57 of the Proxy Statement is supplemented with the following information:

	2016E	2017E	2018E	2019E	2020E
	(in millions)
Total debt	$493	$494	$494	$494	$494
Cash	$275	$227	$226	$237	$245

The following sentence is added to the end of the first full paragraph on page 87 of the Proxy Statement:

        On October 21, 2015, the European Commission issued a decision under Article 6(1)(b) of the Council Regulation (EC) No. 139/2004 declaring the merger compatible with the common market.

The following sentence is added to the end of the second full paragraph on page 88 of the Proxy Statement:

        On October 10, 2016, the Israeli Antitrust Authority granted clearance of the merger pursuant to Section 20(b) of the Restrictive Trade Practices Law, 5748-1988.

The following is added as a new subsection on page 88 of the Proxy Statement:

Legal Proceedings Regarding the Merger

        Rackspace, each member of the Rackspace Board, AGM, Parent and Merger Sub have been named as defendants in a putative class action challenging the merger between Apollo and Rackspace in the Court of Chancery of the State of Delaware. The suit is captioned Luger v. Rackspace Hosting Inc., et al. (Case No. 12819) (filed October 11, 2016). The complaint alleges that the Proxy Statement fails to disclose material information to Rackspace stockholders and that the Rackspace Board breached its fiduciary duties by failing to ensure that such disclosure was made. The complaint seeks rescission, damages, and injunctive relief. The complaint also alleges that Rackspace, AGM, Parent and Merger Sub have aided and abetted the Rackspace Board's breach of its fiduciary duties. Rackspace believes the allegations of the complaint are without merit and intends to defend against the lawsuit vigorously.

The following paragraphs are added immediately prior to the caption "Recommendation of the Rackspace Board and Reasons for the Merger" on page 48 of the Proxy Statement:

        Rackspace's long-term operating plan (which we also refer to as "Rackspace's Standalone Public Company Plan") was developed by Rackspace's senior management and was approved by the Rackspace Board in April 2016. Rackspace's Standalone Public Company Plan is based on the premise that the value of Rackspace's stock by the public market is highly dependent on Rackspace's ability to maintain significant growth in revenues. For this reason, Rackspace's Standalone Public Company Plan seeks to employ the cash flow from Rackspace's larger, high-margin businesses to drive growth in its emerging businesses. Conversely, Rackspace's Standalone Public Company Plan does not seek to maximize cash flow at the expense of revenue growth based on the belief that a decline in Rackspace's growth prospects would be likely to impact Rackspace's public market share price and trading multiples negatively. Rackspace's Standalone Public Company Plan was provided to Apollo, Party B and Party C, and the Forecasts included in Rackspace's Standalone Public Company Plan were provided to Goldman Sachs for use in connection with its fairness opinion.

        In connection with Rackspace's evaluation of strategic alternatives, Rackspace invited the three remaining potential acquirers to submit revised expressions of interest on July 1, 2016. Apollo submitted a revised preliminary, non-binding indication of interest to acquire Rackspace for $30 to $33 per share. Party B declined to submit a revised preliminary, non-binding indication of interest, but stated that it continued to have interest in exploring a potential acquisition of Rackspace at the same price range of $29 to $32 per share it had previously indicated. However, Party B stated that Rackspace's hiring of a specific outside consultant (which we refer to as the "Consultant") to identify opportunities for Rackspace to increase free cash flow generation by decreasing annualized costs by at least $150 million was a condition for Party B's continued participation in the strategic alternatives process. Party C submitted a revised preliminary, non-binding indication of interest at $24 per share. Party C also requested that Rackspace retain the same Consultant to identify potential opportunities for Rackspace to increase free cash flow generation by decreasing costs.

        While Party C's indication of interest was well below the price indicated by Party B and Apollo, Party B's indication of interest was at a price range that the Rackspace Board determined was of sufficient interest to Rackspace that Rackspace should consider actions to keep Party B involved in Rackspace's process for evaluating strategic alternatives. The Rackspace Board further determined that the continued involvement of Party B could increase competitive tension in the strategic alternatives process and potentially drive higher bids from Apollo and Party C. Accordingly, with the approval of the Rackspace Board, Rackspace started working with the Consultant in July 2016 to define the scope of the Consultant's activities and provide the Consultant with data and information regarding Rackspace. On August 1, 2016, the Consultant started work on identifying opportunities for Rackspace to decrease Rackspace's operating and capital expenditures. The Consultant's assessment of potential opportunities to increase free cash flow generation was scheduled to be completed in approximately five weeks from August 1, 2016, and the cost of the engagement was $1.25 million plus a percentage amount for expenses.

        On August 15, 2016, Rackspace management presented to Party C the Consultant's preliminary perspective of potential opportunities to decrease Rackspace's gross run rate operating expenses and capital expenditures, including the Consultant's perspective that there were $150 million or more of annualized cost cuts that were potentially achievable. On August 18, 2016, the Consultant provided a written update to Rackspace management (which we refer to as the "Consultant's 2 1/2 Week Update") and Rackspace management provided Party B the same update that it had given to Party C. On August 19, 2016, the Consultant presented the information in its 2 1/2 Week update to Party B, which included identification of $151 to $216 million of specific potential reductions to Rackspace's annual operating expenses and capital expenditures in several categories, including third-party spend and procurement, use of lower cost resources, consolidation of and organizational changes in functions and processes, facilities rationalization and efficiency improvements.

        While the Consultant's 2 1/2 Week Update served the principal purpose of the Consultant's work—identification of $150 million or more of potential annualized cost reductions in order to promote Party B's continuing interest in a potential transaction—Rackspace management viewed the Consultant's 2 1/2 Week Update as very preliminary as it did not address the complexity, risks or operational consequences of the cost structure changes suggested and the quantified dollar targets were "works in process." Rackspace management also viewed the Consultant's perspectives as inconsistent with Rackspace's standalone growth strategy as previously adopted by the Rackspace Board in April 2016. The Transactions Committee was advised that the Consultant was engaged and that the Consultant was in communication with Party B and Party C in addition to Rackspace management. However, the Consultant's 2 1/2 Week Update and the specific cost savings identified in that update were not presented to the Transactions Committee or the Rackspace Board in advance of the Rackspace Board's consideration and approval of the merger agreement.

        During mid-August 2016, members of Rackspace management were focused on securing the highest available offer from the participants in the strategic alternatives process. Due to Rackspace's focus on securing the highest available offer—which was Apollo's proposal—Rackspace management was assisting Apollo during mid-August 2016 in presenting Rackspace to potential equity investors and Rackspace's Chief Executive Officer and Chief Financial Officer did not participate in any further analysis of the Consultant's preliminary analysis prior to execution of the merger agreement. Other employees of Rackspace have been working with the Consultant and with Apollo since early August 2016 on cost-cutting options. Also in mid-August 2016, Goldman Sachs communicated to Apollo that Rackspace had hired the Consultant at the request of an unnamed financial sponsor which was considering a proposal to acquire Rackspace.

        Following the Rackspace Board's vote to approve the merger agreement on August 25, 2016, and the execution of the merger agreement on August 26, 2016, Rackspace determined that the Consultant's work should continue because the work was close to completion and the Consultant's recommendations could be considered by Rackspace in the event that the transactions contemplated by the merger agreement were not consummated for any reason.

        On September 2, 2016, Apollo informed Rackspace management that Apollo sought to identify ways to implement $100 million in annual savings. Apollo also informed Rackspace management that Apollo had, as part of its due diligence prior to executing the merger agreement, hired a third-party consultant to conduct a preliminary analysis and that the third-party consultant believed Rackspace potentially could decrease annual operating expenses by $116 to $145 million. During these discussions, Rackspace management informed Apollo of the work done by the Consultant and that Rackspace management expected the Consultant to deliver a report regarding potential cost-savings opportunities on September 9, 2016.

        On September 9, 2016, at the conclusion of the Consultant's original 5-week engagement, the Consultant presented to Rackspace's senior management an updated written assessment (which we refer to as the "Consultant's 5-Week Assessment") on the Consultant's opinions as to potential opportunities for Rackspace to decrease its operating expenses and capital expenditures. The Consultant's 5-Week Assessment specifically identified $217 to $359 million in potential gross run-rate cost reduction opportunities per year, including $160 to $261 million of reductions in operating expenses, $57 to $98 million of reductions in capital expenditures, and $3.9 to $6.1 million in one-time cash benefits.

        On September 13, 2016, Apollo and Apollo's consultant presented the findings and written report (which we refer to as "Apollo's Consultant's Report") of Apollo's consultant on potential cost savings to Rackspace management. Apollo's consultant made specific suggestions of approximately $116 to $145 million in annualized reductions to Rackspace's operating expenses. Rackspace management has not subsequently focused on or utilized the analysis of Apollo's consultant and subsequent work by Rackspace has instead focused on the Consultant's activities in order to support Apollo's cost-savings analysis.

        On September 15, 2016, the Consultant made a follow-up presentation to Rackspace management (which we refer to as the "Consultant's 9/15 Presentation"). The Consultant's 9/15 Presentation focused on potential paths to realize up to $217 to $359 million of potential decreases to Rackspace's gross annualized operating expenses and capital expenditures identified in Consultant's 5-Week Assessment. The Consultant's 9/15 Presentation set forth specific potential planning and implementation activities to achieve $82 to $124 million of near-term annualized cost savings in the near term. The Consultant's 9/15 Presentation also addressed potential planning activities to achieve the remaining $134 to $235 million of annualized cost savings. The Consultant's 5-Week Assessment and 9/15 Presentation were provided to Apollo on September 16, 2016. On September 21, 2016, the Consultant delivered a presentation to Rackspace management and Apollo that reviewed the structure and model for implementing the specific cost-savings opportunities identified by the Consultant, workstream structure and organization, program planning, and similar information.

        On September 28, 2016, the Consultant made a presentation to Apollo and Rackspace management (which we refer to as the "Consultant's 9/28 Presentation"). The Consultant's 9/28 Presentation set out a range of specific potential annualized cost reduction opportunities of $219 to $386 million. The Consultant's 9/28 Presentation also specifically addressed Apollo's desire to reduce operating expenses and capital expenditures by $100 million in the near term and stated that a path to achieving $100 to $120 million in run-rate operating expense and capital expenditures benefits by April 1, 2017, could be possible if the program is launched immediately.

        The Consultant's 2 1/2 Week Assessment, the Consultant's 5-Week Assessment, the Consultant's 9/15 Presentation and the Consultant's 9/28 Presentation, as well as Apollo's Consultant's Report, were first delivered to the Rackspace Board in October 2016. Rackspace management viewed the Consultant's work and Apollo's Consultant's work as primarily relevant to Apollo and Apollo's plan for Rackspace after the closing of the merger.

        On October 13, 2016, and during the week of October 17, 2016, representatives of Apollo, with the participation of Rackspace management, made presentations to prospective lenders to finance the transactions contemplated by the merger agreement. Certain materials used in connection with these presentations were filed by Rackspace on a Form 8-K on October 13, 2016. In these presentations, Apollo identified $100 million of potential run-rate operating expense reductions to be achieved within the first 12 months after closing of the merger in the categories of third-party spending and procurement, consolidation of information technology infrastructure, facilities and other operating expenses, public to private company savings and savings that would result from synergies with Apollo's other portfolio companies. As required under the merger agreement, Rackspace management provided information to Apollo to assist Apollo with the development of these potential cost-savings opportunities. In addition, Apollo informed Rackspace management that Apollo expected implementation of the $100 million of potential gross run-rate cost savings identified by Apollo to require $100 million in one-time costs so that there would be no short-term net cash savings from these actions. Rackspace is continuing to cooperate with Apollo to plan for the $100 million of cost-savings targets announced by Apollo in connection with its debt offering, which are to be effected following the closing of the merger.

        On October 23, 2016, the Rackspace Board met, with representatives of Wilson Sonsini, Latham and Goldman Sachs in attendance. The Rackspace Board reviewed the status of the merger, including the timing and status of Apollo's financing activities. The Rackspace Board also reviewed the proposed cost-savings opportunities identified by the Consultant and Apollo, and received a presentation from Rackspace management regarding these cost-savings opportunities.

        Based in part on the input from Rackspace management, the Rackspace Board noted that the potential cost-savings opportunities identified by the Consultant and Apollo had not been analyzed in the context of Rackspace remaining a public company (as opposed to following a sale to Apollo) for complexity, risks or operational consequences, and did not include sufficient analysis of the costs required for implementation in that context.

        Although the Rackspace Board recognized that Apollo's targeted $100 million of cost-savings initiatives could be appropriate in the context of Rackspace not being publicly traded, the Rackspace Board concluded that the changes required by Apollo's cost-reduction plan were predicated on private ownership of Rackspace. Of the $100 million identified by Apollo, the Rackspace Board noted that the $15 million of public to private company savings and $8 million of portfolio company synergies could not be achieved as a standalone public company. The Rackspace Board noted that, while Apollo has substantial experience implementing other cost-savings initiatives specified in Apollo's cost-reduction plan, as a standalone public company those initiatives were incompatible with Rackspace's Standalone Public Company Plan and could introduce significant business risks and risk to future revenue growth rates (consistent with the risks that the Rackspace Board previously considered when adopting Rackspace's Standalone Public Company Plan in April 2016). The Rackspace Board also recognized that implementing a significant cost reduction plan could negatively change public market perception of Rackspace's growth potential and decrease Rackspace's stock price.

        The Rackspace Board further concluded that the cost-savings initiatives beyond the $100 million targeted by Apollo, including those identified by the Consultant, would introduce transformational changes that could materially disrupt Rackspace's standalone strategy and operations, present risks to revenue growth and Rackspace's core differentiators, and require significant planning to address these risks that had not yet been conducted by the Consultant or Rackspace management.

        After reviewing the potential cost-savings opportunities identified by the Consultant and Apollo, and the views expressed by Rackspace management and discussions with Goldman Sachs, the Rackspace Board unanimously reaffirmed its recommendation that Rackspace stockholders vote to approve the merger agreement, approved these supplemental disclosures to Rackspace stockholders, and directed Rackspace management and advisors to proceed with all appropriate activities as required under the merger agreement.

*        *        *

        If you have any questions concerning the merger, the Special Meeting, the Proxy Statement or this Supplement, would like additional copies of the Proxy Statement or this Supplement, or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Stockholders May Call:
(877) 717-3923 (Toll-Free From the U.S. and Canada)
or
(412) 232-3651 (From Other Locations)